EXHIBIT 99.1

ENGlobal Reports Second Quarter Results

HOUSTON, Aug. 5, 2010 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, announced today its financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Highlights Compared to Second Quarter 2009:

  $(0.16) earnings per diluted share, a decrease from $0.00
  Revenue of $73.7 million, a decrease of 7.7%
  Consolidated gross profit margin as a percentage of revenue of 5.5%, a decrease from 8.8%
  Continued strong liquidity, with positive cash flow from operations of $2.4 million and $8.9 million for the three and six months ended June 30, 2010, respectively
  88.7% reduction in long-term debt

ENGlobal reported second quarter net loss of $(4.5) million, or $(0.16) earnings per diluted share, for the quarter ended June 30, 2010, a decrease from breakeven results for the quarter ended June 30, 2009. As previously reported, second quarter operating results include a non-routine pre-tax charge of $3.0 million related to an uncollectable accounts receivable from a bankrupt client, Bigler LP.

Management's Assessment:

Commenting on the results, ENGlobal's Chief Executive Officer, Edward L. Pagano, said, "Including the previously reported Bigler charge, ENGlobal's second quarter results reflect several non-routine charges. Strictly from an operational perspective, ENGlobal's second quarter financial results show slight improvements over the first quarter of 2010. Excluding the non-routine charges, our revenue, gross profit, net operating income, and billable hours increased, and our SG&A expenses decreased, when compared to the first quarter 2010."

The following table illustrates the composition of the Company's revenue and results of operations for the three months ended June 30, 2010 and 2009, respectively:

	Quarter Ended				Quarter Ended
	June 30, 2010				June 30, 2009
(Dollars in millions)
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering	$31.9	43.3%	4.0%	(10.2%)	$33.5	41.9%	8.2%	3.3%
Construction	20.2	27.4%	6.9%	4.3%	22.4	28.1%	8.0%	6.1%
Automation	15.8	21.4%	4.7%	(3.5%)	15.6	19.5%	7.8%	1.8%
Land	5.8	7.9%	10.9%	2.7%	8.4	10.5%	15.3%	11.0%
	$73.7	100.0%			$79.9	100.0%

The Company's consolidated gross profit margin as a percent of revenue decreased to 5.5% in the three months ended June 30, 2010 from 8.8% in the prior year period. The primary reasons for this decrease were competitive pressures to reduce margins, maintaining core employees in a down market and a declining backlog.

As previously announced, in June 2010, the Board approved a stock repurchase plan. Under the plan, stock repurchases may be consummated through open market purchases, block trades, or negotiated private transactions. During the second quarter, the Company repurchased 329,629 shares of its Common Stock for approximately $804,000, an average per share price of $2.43. ENGlobal currently intends to repurchase up to an aggregate of one million shares of its Common Stock before year end.

Mr. Pagano continued, "Clients continue to release sufficient proposal activity for small- to mid-sized projects causing us to remain cautiously optimistic about business trends. Senior management has been tasked with right sizing the Company to reduce costs and to enhance productivity. We anticipate most of these changes will take effect during the third quarter, and the balance will be completed in the fourth quarter.

"Simultaneously, we remain committed to prudently leveraging the Company's capital. Our stock repurchase program, which began in the second quarter, is an important part of our overall capital management strategy. This strategy includes maintaining a strong liquidity position, with positive cash flow from operations of $2.4 million during the second quarter and $8.9 million year to date."

ENGlobal's employee count was approximately 2,100 for the quarter ended June 30, 2010, a 12% increase from the first quarter 2010. The Company averaged 147,000 billable hours per two-week period during the second quarter 2010, on par with the same period in 2009. The second quarter 2010 average represents a 7% increase over 137,000 billable hours in the first quarter 2010. The Company's overall utilization percentage, inclusive of overhead personnel, was approximately 87% for the second quarter of 2010, compared with approximately 86% for the comparable period of 2009.

Overall SG&A expenses increased $3.5 million, or 1.5%, to $10.3 million for the three months ended June 30, 2010, from $6.8 million for the comparable prior-year period. The second quarter 2010 SG&A represents an increase of 39.2% compared to $7.4 million in the first quarter 2010. As a percentage of revenue, SG&A expense increased 5.5 percentage points to 13.9% for the three months ended June 30, 2010, from 8.4% for the comparable period in 2009. The primary reasons for this increase were $3.1 million in bad debt expense mainly attributable to the Bigler charge and $0.4 million in salaries and employee related expenses, professional service expense and amortization expense attributable to the CDI acquisition.

The Company's days sales outstanding decreased to 56 days at June 30, 2010, from 60 days at March 31, 2010, and 69 days for the three-month period ended June 30, 2009. Bad debt expense was approximately 4.1% and (0.1%) of revenue for the quarters ended June 30, 2010 and 2009, respectively.

Long-term debt and capital leases, net of current portion, decreased 73.8%, or $4.5 million, from $6.1 million at December 31, 2009 to $1.6 million at June 30, 2010.  As a percentage of stockholders' equity, long-term debt decreased to 2.2% from 7.8% at these dates. The decrease in long-term debt primarily relates to a $5.2 million pay down on our line of credit.  Cash on hand at June 30, 2010 totaled $0.2 million and availability under the credit facility, after consideration of loan covenant restrictions, totaled $23.6 million, resulting in total liquidity of $23.8 million. At June 30, 2010, the amount outstanding on the Company's line of credit was $0.8 million compared to $13.2 million at June 30, 2009.

The Company will host a conference call to discuss its quarterly results at 11:00 a.m. EDT (10:00 a.m. CDT) today. To participate in the conference call, please dial (877) 711-4010 (Domestic) or (706) 643-4549 (International) approximately 10 minutes before the scheduled start time and request the "ENGlobal Second Quarter 2010 Earnings Conference Call." If you are unable to join the call, a replay will be available approximately two hours after the conclusion of the call until Thursday, August 19, 2010. The replay can be accessed by dialing (800) 642-1687 or (706) 645-9291 (International), Conference ID #89916486. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Quarterly Report on Form 10-Q for the period ended June 30, 2010 will be filed with the Securities and Exchange Commission on or before August 9, 2010 reflecting these results.

About ENGlobal

ENGlobal provides project delivery solutions through its engineering, automation, land and government groups primarily to the energy sector throughout the United States and internationally. The Company's multi-disciplined staff develops projects from the initial planning stages, including right-of-way acquisition and permitting, and detailed design, fabrication, and inspection. ENGlobal has over 2,100 employees in 17 offices and 11 cities. ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last six years. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its financial results and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (2) our ability to achieve our business strategy while effectively managing costs and expenses; (3) our ability to collect accounts receivable in a timely manner; (4) our ability to accurately estimate costs and fees on fixed-price contracts; (5) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (6) the effect of changes in the price of oil; (7) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (8) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; and (9) our ability to increase or replace our line of credit. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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FINANCIAL HIGHLIGHTS
(in thousands, except per basic data)

	Quarter Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Operating Revenue	$73,705	$79,879	$141,689	$173,368
Direct cost	69,674	72,832	132,786	155,837
Gross Profit	4,031	7,047	8,903	17,531

Selling, general and administrative	10,273	6,751	17,656	13,858
Operating Income (loss)	(6,242)	296	(8,753)	3,673

Other Income (Expense):
Other income (expense)	159	(113)	148	151
Interest income (expense), net	(78)	(120)	(154)	(331)
Income before Provision for Income Taxes	(6,161)	63	(8,759)	3,493

Provision for Income Taxes	(1,644)	13	(2,704)	1,430

Net Income (loss)	$(4,517)	$50	$(6,055)	$2,063

Earnings (loss) Per Common Share:
Basic	$(0.16)	$0.00	$(0.22)	$0.08
Diluted	$(0.16)	$0.00	$(0.22)	$0.07

Weighted Average Shares Used in Computing Net Income Per Share:

Basic	27,434	27,298	27,434	27,297
Diluted	27,434	27,585	27,434	27,542

Selected Balance Sheet Information (in thousands):			As of
			Jun. 30, 2010	Dec. 31, 2009

Cash			$227	$143
Working capital			26,409	36,308
Property and equipment, net			5,500	5,983
Total assets			105,562	110,635
Long-term debt, net of current portion			1,585	6,149
Stockholders' equity			72,068	78,711
CONTACT:  ENGlobal
          Natalie S. Hairston
          (281) 878-1000
          ir@ENGlobal.com